EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 for Vineyard National Bancorp, of our reports dated March 9, 2005 with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Vineyard National Bancorp, which appears in the annual report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

/s/Vavrinek, Trine, Day & Co., LLP
Vavrinek, Trine, Day & Co., LLP

Rancho Cucamonga, California
December 15, 2005